EXHIBIT 23(b)






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                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Form S-8 of FCNB Corp of our report, dated January 28, 1999, relating to the consolidated balance sheets of FCNB Corp and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years in the three year period ended December 31, 1998, which report appears on page 48 of the 1998 FCNB Corp Annual Report to Shareholders incorporated by reference in the FCNB Corp 1998 Annual Report on Form 10-K.

/s/ KELLER BRUNER & COMPANY, LLP

Frederick, Maryland
March 23, 1999